EXHIBIT 11.2

                        COMPUTATION OF EARNINGS PER SHARE

                                                                                       Six Months Ended June 30,
                                                                                       -------------------------
                                                                                         1998              1997
                                                                                         ----              ----

 Basic

 Weighted average common shares outstanding (3)                                       13,419,000         12,164,000
                                                                                      ==========         ==========
 Net income after adjustment for preferred dividends earned on JIS stock               $ 872,646          $ 641,413
                                                                                       =========          =========
 Basic net income per common share                                                        $ 0.07             $ 0.05
                                                                                          ======             ======

 Diluted

 Weighted average common shares outstanding (1) (2) (3)                               13,420,000         12,295,000
                                                                                      ==========         ==========
 Net income after adjustment for preferred dividends earned on JIS stock and
 interest saved on conversion of debt                                                  $ 872,646          $ 641,413
                                                                                       =========          =========
 Diluted net income per common share                                                      $ 0.07             $ 0.05
                                                                                          ======             ======

(1) Options on 1,190,750 shares and 561,500 shares in 1998 and 1997, respectively, not included in computing diluted earnings per share because their effects are anti-dilutive.
(2) In 1998 options to purchase 205,000 shares, less 182,000 shares to be purchased under the Treasury Stock method, are included in weighted average shares outstanding.
(3) Excludes 40,000 shares of Treasury Stock from its date of purchase on February 28, 1998.